EXHIBIT 99.1

Hooker Furnishings Reports Improved Sales in Fourth Quarter, Additional Planned Cost Savings

MARTINSVILLE, Va., April 17, 2025 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) (the “Company” or “HFC”), a global leader in the design, production, and marketing of home furnishings for 101 years, today reported its operating results for its fiscal 2025 fourth quarter and full-year ended February 2, 2025. The fiscal 2025 fourth quarter and full year comprised 14 weeks and 53 weeks, respectively, in contrast to 13 weeks and 52 weeks in the corresponding periods of the previous year.

Key Results for the Fiscal 2025 Fourth Quarter:

  Net sales for the quarter were $104.5 million compared to $96.8 million in the prior year quarter, an increase of 8%. On a consolidated basis, the additional week in the current period drove the increase, contributing approximately $7.7 million to consolidated net sales based on the average net sales per shipping day. However, Hooker Branded and Home Meridian sales increased by 2.1% and 13.0%, respectively, based on the average net sales per shipping day.
  Consolidated operating loss of $2.7 million, or (2.5%) of net sales, compared to operating income of $340,000, or 0.4% of net sales, in the prior-year quarter.
  Consolidated net loss of $2.3 million, or per diluted share of ($0.22), for the quarter compared to net income of $593,000, or earnings per diluted share of $0.06, in the prior year quarter.
  Charges recorded in the fourth quarter totaled $3.1 million.
    $1.3 million in end-of-life inventory write-downs related to the planned exit of its Savanah facility;
    $878,000 non-cash tradename impairment charges in the Home Meridian segment;
    $718,000 in bad debt expense due to a large customer bankruptcy (in addition to the $2.4 million recorded in the third quarter), and
    $199,000 in severance costs related to Company’s previously announced cost reduction plan.

Key Results for the Fiscal 2025 Full-Year:

  For the full year of fiscal 2025, consolidated net sales were $397.5 million, reflecting a decrease of $35.8 million, or 8.3%, compared to the previous fiscal year. All three reportable segments experienced sales decreases driven by weak demand, a depressed housing market, and broader macroeconomic uncertainties impacting nearly the entire home furnishings industry.
  Consolidated operating loss of $18.1 million, or (4.6%) of net sales, compared to operating income of $12.4 million, or 2.9% of net sales, in the prior year.
  Consolidated net loss of $12.5 million, or per diluted share of ($1.19), for the current year compared to net income of $9.9 million, or earnings per diluted share of $0.91, in the prior year.
  Significant charges totaled $10.8 million recorded in fiscal 2025 included:
    $4.9 million in restructuring costs related to its initial cost reduction plan;
    $3.1 million in bad debt expense from a major customer’s bankruptcy, and
    $2.8 million non-cash tradename impairment.
  Despite losses, fiscal 2025 milestones included the Margaritaville licensing agreement, the launch of Hooker Branded’s new merchandising strategy, Sunset West’s bi-coastal expansion, key inventory investments, and share gains amid a tough market.
  Year-over-year market share growth of 3 to 15 basis points in each of the first three quarters of fiscal 2025 in Hooker’s Legacy divisions with fourth quarter data still pending, building on a consistent trend of sequential market share gains in every quarter of fiscal 2024.

Announcement of Additional Planned Cost Savings

  The Company expects fiscal 2026 cost savings, net of associated transition costs, of at least between $0.8 to $1.0 million from the Savannah warehouse exit announced in March 2025. The exact amount of savings depends on the ultimate timing of the exit. It expects annualized cost savings from this exit of between $4.0 to $5.7 million beginning in fiscal 2027.
  In addition to the $10 million in annualized cost savings announced in fiscal 2025, the Company also is announcing the implementation of expected additional annualized cost savings of between $8 to $10 million, including the Savanah exit, with completion of its plans currently anticipated by the second half of fiscal 2026. Total annualized savings of these two cost saving plans are expected to be between $18 million to $20 million once completed and are expected to be fully realized in fiscal 2027.
  The Company is finalizing estimates of the potential financial impacts of the Savannah warehouse exit. Currently, it expects to record net charges of between $3.0 million to $4.0 million in fiscal 2026, related to the Savannah exit.

Management Commentary

“Excluding these charges, our financial performance improved sequentially each quarter throughout the year,” said Jeremy R. Hoff, Chief Executive Officer. “Even considering the extra week, Hooker Branded and Home Meridian sales increased.”

“We gained market share at Hooker Legacy in every quarter of fiscal 2025 through the third quarter, according to independent industry analysis,” Hoff continued. “Fourth quarter data is not yet available, but we believe the trend will continue. This consistent share growth, despite a contracting high-end segment, reinforces the competitive advantages we've built and our readiness to capitalize when demand rebounds.”

“While macroeconomic headwinds—including a weak housing market, lower consumer confidence and tariff uncertainty—persist, we remain focused on what we can control. We’ve accelerated cost reduction initiatives which we believe will improve operating income and cash flow.”

“These include the planned exit of our Savannah warehouse which is expected to save $4.0–$5.7 million annually beginning in fiscal 2027, and the opening of a new leased facility in Vietnam this May. When fully operational, we believe the Vietnam warehouse will reduce domestic safety stock needs, improve product flow, enable container mixing, and support margin expansion while enabling a speedier return on investment. Combined with other efforts, we expect to begin to realize a portion of our expected $18 to $20 million in annual operating expense savings by mid-year fiscal 2026, with those benefits beginning in the second half of the current fiscal year, with full annualized expected cost savings to be realized beginning in fiscal 2027.”

“Our actions reflect a disciplined, results-driven strategy to deliver long-term shareholder value,” Hoff concluded.

Segment Reporting

Hooker Branded
Fourth quarter net sales rose $3.8 million, or 10.0%, from the prior year quarter, driven by a 14% increase in unit volume. Operating income for the quarter was $1.1 million, down from $3.5 million a year ago, but improved from losses in earlier fiscal 2025 quarters. For fiscal 2025, net sales decreased $10.1 million, or a 6.5% decrease, due to a 5.7% drop in average selling prices and increased discounting, partially offset by a 2.9% rise in volume. Fourth quarter orders rose 15% year-over-year, reversing the trend of three quarters of decreases. Year-end backlog fell 22% but remained 9% above pre-pandemic fiscal 2020 levels. Our backlog drop was mostly driven by a significantly higher in stock position vs a year ago, which led to quicker shipping.

Home Meridian (HMI)
Fourth quarter net sales increased $6.3 million, or 21.7%, year-over-year, driven by strong hospitality sales offsetting softness in traditional channels. Gross profit for the quarter rose $2.4 million to $8.1 million, with gross margin reaching 22.9%—the highest since 2016—despite a $618,000 inventory write-down tied to the Savannah Warehouse exit. The segment reported a $500,000 operating loss in the fourth quarter of fiscal 2025, reflecting $2.2 million in the following charges: $618,000 (inventory), $718,000 (bad debt), and $878,000 (tradename impairment). Fiscal 2025 net sales decreased $12.7 million, or an 8.9% decrease, due to a 29.9% drop in volume, with 78% of the decrease tied to the previously announced exit of unprofitable lines. Orders and backlog also decreased amid continued pressure in mega and traditional channels.

Domestic Upholstery
Fourth quarter net sales decreased $2.0 million, or a 7.0% year-over-year due to soft demand across HF Custom, Bradington-Young, and Shenandoah, and seasonal softness at Sunset West. Fiscal 2025 net sales were down $12.6 million, or a 9.9% decrease, with decreases across most divisions, partly offset by a 6.8% increase at Sunset West. The segment posted a $2.5 million Q4 operating loss, driven by lower volume, under-absorbed overhead, and $80,000 in severance costs. Fourth quarter orders rose 13% versus the prior year period, with double-digit growth at Bradington-Young, HF Custom, and Sunset West. Sunset West has now posted four consecutive quarters of order growth, driven by East Coast distribution expansion. Year-end backlog was 4% below last year but 3% above pre-pandemic levels when excluding Sunset West.

Cash, Debt and Inventory

Cash and cash equivalents stood at $6.3 million, a decrease of $36.9 million from the previous year-end. This decrease was largely due to an increase in accounts receivable and a planned increase in inventory levels, with Hooker Branded accounting for $12.6 million of the inventory increase. Additionally, the Company utilized its cash reserves for several key expenditures during fiscal 2025 including cash dividends to shareholders, development of its cloud-based ERP system, and capital expenditures. Despite these outflows, the Company maintained its financial flexibility with $41 million in available borrowing capacity under its new Amended and Restated Loan Agreement as of the end of fiscal 2025. The Company’s cash and cash equivalents stood at $19 million, with $41 million in unborrowed capacity as of yesterday.

“We strategically increased inventory in the fourth quarter to support three major new casegoods collections and replenish our most profitable, high-velocity items,” said Earl Armstrong, Chief Financial Officer. “This positioned us to improve product availability and speed to market in the fourth quarter of fiscal 2025 and early fiscal 2026, while also mitigating expected supply disruptions from potential port strikes in the U.S. and an extended Lunar New Year in Vietnam.”

Capital Allocation

“We also refinanced our credit facility in the fourth quarter, which increased our borrowing capacity,” Armstrong added. “In March, we announced our regular quarterly dividend, reflecting our ongoing confidence in the Company’s outlook and extending our over 50-year track record of uninterrupted dividend payments.”

Outlook

“There is a lot of economic uncertainty and volatility right now,” said Hoff. “We are currently evaluating a range of strategies to mitigate the current economic environment, including a 50-year low in existing home sales, and the possible impact of additional reciprocal tariffs on our operations and profitability. Tariffs add tremendous complexity and uncertainty that require us to look at our cost structure more aggressively, particularly on the lower margin, direct container side of our business. Consequently, in addition to the cost savings we previously announced and those we are announcing in this release, we continue to identify additional opportunities to gain efficiency by consolidating operations and will provide more information in the coming weeks. While evaluation of our cost footprint and implementation of further cuts are both ongoing, we continue to invest in the highest growth-potential areas of our business, as growing profitable sales remains an intense focus.”

“On a positive note, the CPI cooled in February and March, falling to the levels experienced last summer and fall before it rose from November 2024 to January 2025. Additionally, according to the U.S. Census Bureau year-over-year monthly furniture sales have increased beginning in September 2024.”

“However, the Index of Consumer Sentiment is a real concern, and existing home sales continue to be low, which is a reflection of the uncertainty.”

“While the current environment is challenging, we believe we have positioned the company to continue gaining market share and maximizing revenues through our merchandising efforts, speed-to-market initiatives and in-stock position on top-selling products,” Hoff concluded.

Conference Call Details

  Hooker Furnishings will present its fiscal 2025 financial results via teleconference and live internet webcast on Thursday morning, April 17th, 2025 at 9:00 AM Eastern Time.
  A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay.
  To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details.
  To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 101st year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources International, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, N.C., Las Vegas, N.V., Atlanta, G.A. and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, North Carolina, Georgia, and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to inflation and high interest rates, including their potential impact on (i) our sales and operating costs and access to financing, (ii) customers, and (iii) suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) adverse political acts or developments in, or affecting, the international markets from which we import products and some components used in our Domestic Upholstery segment, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current ten percent tariff and potential additional reciprocal tariffs on imports imposed by the current U.S. administration, affecting the countries from which we source imported home furnishings and components, including the possible adverse effects on our sales, earnings, and liquidity; (3) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (4) risks associated with the ultimate outcome of our cost reduction plans, including the amounts and timing of savings realized and the ability to scale the business appropriately as customer demand increases or decreases based on the macroeconomic environment; (5) risks associated with the outcome of the Home Meridian (HMI) segment restructuring, including whether we can return the segment to consistent profitability; (6) risk associated with the planned exit of our Savannah, Georgia warehouse, including executing the exit in a timely manner, the costs and availability of temporary warehousing, moving and start-up costs, ERP and technology-related risks, the timing and amounts of related restructuring charges and expected cost savings, as well as possible related disruptions to sales, earnings, revenue; (7) risks associated with our new warehouse facility in Vietnam, including our ability to execute the planned shift of inventories from domestic facilities to Vietnam without increasing overall inventories and adversely affecting working capital levels and start-up risks including technology related risks or disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, and the ability to timely fulfill customer orders; (8) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (9) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fulfill customer orders; (10) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (11) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (12) our inability to collect amounts owed to us or significant delays in collecting such amounts; (13) the risks associated with our Amended and Restated Loan Agreement, including the fact that our asset-based lending facility is secured by substantially all of our assets and contains provisions which limit amount of our future borrowings under the facility, as well as financial and negative covenants that, among other things, may limit our ability to incur additional indebtedness; (14) interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cybersecurity threats or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (15) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (16) disruptions and damage (including those due to weather) affecting our Virginia, North Carolina or Georgia warehouses, our Virginia, North Carolina or California administrative and manufacturing facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative offices or warehouses in Vietnam and China; (17) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (18) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (19) the direct and indirect costs and time spent by our associates related to the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (20) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (21) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (22) the cost and difficulty of marketing and selling our products in foreign markets, including the risks associated with our new UK sales initiative; (23) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (24) price competition in the furniture industry; (25) changes in consumer preferences, including increased demand for lower-priced furniture; and (26) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2025. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the
	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 2,	January 28,	February 2,	January 28,
	2025	2024	2025	2024

Net sales	$104,460	$96,775	$397,465	$433,226

Cost of sales	78,070	71,571	308,195	322,705
Inventory valuation expense	2,060	1,468	622	1,829

Gross profit	24,330	23,736	88,648	108,692

Selling and administrative expenses	25,185	22,472	100,215	92,678
Trade name impairment charges	878	-	2,831	-
Intangible asset amortization	922	924	3,687	3,656

Operating (loss) / income	(2,655)	340	(18,085)	12,358

Other income, net	359	582	2,933	1,653
Interest expense, net	388	376	1,274	1,573

(Loss) / Income before income taxes	(2,684)	546	(16,426)	12,438

Income tax (benefit) / expense	(351)	(47)	(3,919)	2,573

Net (loss) / income	$(2,333)	$593	$(12,507)	$9,865

(Loss) / Earnings per share
Basic	$(0.22)	$0.06	$(1.19)	$0.91
Diluted	$(0.22)	$0.06	$(1.19)	$0.91

Weighted average shares outstanding:
Basic	10,542	10,490	10,525	10,684
Diluted	10,542	10,675	10,525	10,838

Cash dividends declared per share	$0.23	$0.23	$0.92	$0.89

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) / INCOME
(In thousands)

	For the
	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 2,	January 28,	February 2,	January 28,
	2025	2024	2025	2024

Net (loss) / income	$(2,333)	$593	$(12,507)	$9,865
Other comprehensive income:
Actuarial adjustments	5	36	(212)	(172)
Income tax effect on adjustments	8	(9)	51	41
Adjustments to net periodic benefit cost	13	27	(161)	(131)

Total comprehensive (loss) / income	$(2,320)	$620	$(12,668)	$9,734

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
As of	February 2,	January 28,
	2025	2024

Assets
Current assets
Cash and cash equivalents	$6,295	$43,159
Trade accounts receivable, net	58,198	51,280
Inventories	70,755	61,815
Income tax recoverable	521	3,014
Prepaid expenses and other current assets	5,355	5,530
Total current assets	141,124	164,798
Property, plant and equipment, net	28,195	29,142
Cash surrender value of life insurance policies	29,238	28,528
Deferred taxes	16,057	12,005
Operating leases right-of-use assets	45,575	50,801
Intangible assets, net	22,104	28,622
Goodwill	15,036	15,036
Other assets	16,613	14,654
Total non-current assets	172,818	178,788
Total assets	$313,942	$343,586

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$20,001	$16,470
Accrued salaries, wages and benefits	3,851	7,400
Accrued income taxes	49
Customer deposits	5,655	5,920
Current portion of operating lease liabilities	7,502	6,964
Other accrued expenses	2,916	3,262
Current portion of long-term debt	-	1,393
Total current liabilities	39,974	41,409
Long term debt	21,717	21,481
Deferred compensation	6,795	7,418
Operating lease liabilities	41,073	46,414
Other long-term liabilities	-	889
Total long-term liabilities	69,585	76,202
Total liabilities	109,559	117,611

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,703 and 10,672 shares issued and outstanding on each date	50,474	49,524
Retained earnings	153,336	175,717
Accumulated other comprehensive income	573	734
Total shareholders' equity	204,383	225,975
Total liabilities and shareholders' equity	$313,942	$343,586

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the
	53 Weeks Ended	52 Weeks Ended
	February 2,	January 28,
	2025	2024
Operating Activities:
Net (loss) / income	$(12,507)	$9,865
Adjustments to reconcile net income to net cash (used in) / provided by operating activities:
Inventory valuation expense	622	1,829
Depreciation and amortization	9,229	8,956
Deferred income tax expense	(4,006)	2,523
Trade name impairment	2,831	-
Noncash restricted stock and performance awards	950	1,706
Provision for doubtful accounts and sales allowances	3,327	(727)
Gain on life insurance policies	(1,213)	(984)
(Gain) / loss on disposal of assets		35
Changes in assets and liabilities:
Trade accounts receivable	(10,245)	11,577
Inventories	(9,562)	34,776
Income tax recoverable	2,492	65
Prepaid expenses and other assets	(2,988)	(5,111)
Trade accounts payable	3,365	190
Accrued income taxes	49	-
Accrued salaries, wages, and benefits	(3,549)	(1,890)
Customer deposits	(265)	(2,590)
Operating lease assets and liabilities	422	449
Other accrued expenses	(1,138)	(4,261)
Deferred compensation	(830)	(937)
Net cash (used in) / provided by operating activities	$(23,016)	$55,471

Investing Activities:
Purchases of property and equipment	(3,243)	(6,815)
Premiums paid on life insurance policies	(395)	(406)
Proceeds received on life insurance policies	936	1,036
Proceeds from sales of assets	3	-
Acquisitions	-	(2,373)
Net cash used in investing activities	$(2,699)	$(8,558)

Financing Activities:
Proceeds from ABL	22,085	-
Payments for long-term loans	(22,900)	(1,400)
Cash dividends paid	(9,854)	(9,682)
Debt issuance cost	(480)	-
Purchase and retirement of common stock	-	(11,674)
Net cash used in financing activities	$(11,149)	$(22,756)

Net (decrease) / increase in cash and cash equivalents	(36,864)	24,157
Cash and cash equivalents - beginning of year	43,159	19,002
Cash and cash equivalents - end of year	$6,295	$43,159

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refund	$(2,328)	$23
Cash paid for interest, net	1,312	1,375

Non-cash transactions:
Increase / (decrease) in lease liabilities arising from changes in right-of-use assets	$3,201	$(10,646)
Increase in property and equipment through accrued purchases	167	190

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES, GROSS PROFIT, AND OPERATING (LOSS) / INCOME BY SEGMENT
(In thousands)

	14 Weeks Ended		13 Weeks Ended		53 Weeks Ended		52 Weeks Ended
	February 2, 2025		January 28, 2024		February 2, 2025		January 28, 2024
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$41,421	39.7%	$37,654	38.9%	$146,470	36.9%	$156,590	36.1%
Home Meridian	35,323	33.8%	29,015	30.0%	130,816	32.9%	143,538	33.1%
Domestic Upholstery	26,306	25.2%	28,272	29.2%	114,216	28.7%	126,827	29.3%
All Other	1,410	1.3%	1,834	1.9%	5,963	1.5%	6,271	1.4%
Consolidated	$104,460	100%	$96,775	100%	$397,465	100%	$433,226	100%

Gross profit
Hooker Branded	$13,319	32.2%	$13,833	36.7%	$45,187	30.9%	$58,387	37.3%
Home Meridian	8,078	22.9%	5,641	19.4%	25,386	19.4%	24,367	17.0%
Domestic Upholstery	3,191	12.1%	4,175	14.8%	18,289	16.0%	24,048	19.0%
All Other	(258)	-18.3%	87	4.7%	(214)	-3.6%	1,890	30.1%
Consolidated	$24,330	23.3%	$23,736	24.5%	$88,648	22.3%	$108,692	25.1%

Operating (loss) / income
Hooker Branded	$1,131	2.7%	$3,546	9.4%	$(962)	-0.7%	$17,560	11.2%
Home Meridian	(499)	-1.4%	(997)	-3.4%	(8,349)	-6.4%	(5,530)	-3.9%
Domestic Upholstery	(2,498)	-9.5%	(1,609)	-5.7%	(5,374)	-4.7%	1,131	0.9%
All Other	(789)	-56.0%	(600)	-32.7%	(3,400)	-57.0%	(803)	-12.8%
Consolidated	$(2,655)	-2.5%	$340	0.4%	$(18,085)	-4.6%	$12,358	2.9%

	Table VI
	HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
	Order Backlog
	(In thousands)

Reporting Segment	February 2, 2025	January 28, 2024	February 2, 2020

Hooker Branded	$11,984	$15,416	$10,979
Home Meridian	21,002	36,013	85,556
Domestic Upholstery	18,123	18,920	14,705
All Other	1,527	1,475	2,520

Consolidated	$52,636	$71,824	$113,760

For more information, contact:
C. Earl Armstrong III, Senior Vice President & Chief Financial Officer, Phone: (276) 666-3969